UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 16, 2025

Definitive Healthcare Corp.

(Exact name of Registrant as Specified in Its Charter)

Commission File Number 001-40815

Delaware		86-3988281
(State of Incorporation)		(IRS Employer Identification No.)
492 Old Connecticut Path, Suite 401
Framingham, Massachusetts 01701
(Address of Principal Executive Offices)

508 720-4224
Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.001 par value	DH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2025 (the “Closing Date”), Definitive Healthcare Holdings, LLC, a Delaware limited liability company (“DHH”), an indirect subsidiary of Definitive Healthcare Corp., a Delaware corporation (the “Company”), entered into an amendment to the credit agreement (the “DHH Credit Agreement Amendment”), dated as of September 17, 2021 (as amended by that certain Amendment No. 1, dated as of October 31, 2022, and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and as further amended by the DHH Credit Agreement Amendment, the “DHH Credit Agreement”), with Bank of America, N.A., as administrative agent, the lenders party thereto and the other parties specified therein.

The DHH Credit Agreement Amendment provides for (i) a $175 million term loan facility (the “Term Facility”) and (ii) a $50 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Facility, collectively, the “Facilities”), the proceeds of which were used to, among other things, repay the remaining portion of the indebtedness outstanding under the Existing Credit Agreement, and to pay related fees and expenses.

The loans under the Term Facility and the Revolving Credit Facility mature on January 16, 2030. The Facilities are guaranteed, subject to customary exceptions, by all of DHH’s wholly-owned domestic restricted subsidiaries and AIDH Buyer, LLC, a Delaware limited liability company and the direct parent company of DHH (“Holdings”), and are secured by associated collateral agreements that pledge a lien on substantially all of DHH’s assets, including fixed assets and intangibles, and the assets of the guarantors, in each case, subject to customary exceptions.

The Term Facility is subject to amortization of principal, payable in quarterly installments on the last day of each fiscal quarter, commencing on the last day of the first full fiscal quarter after the Closing Date (the “Initial Amortization Date”), equal to 5.0% of the original principal amount of the term loans for each of the five years after the Initial Amortization Date. The remaining initial aggregate advances under the Term Facility are payable at the maturity of the Term Facility.

The Term Facility and the Revolving Credit Facility bear interest at a rate per annum equal to (a) ABR (as defined in the DHH Credit Agreement) or (b) Term SOFR (as defined in the DHH Credit Agreement) for the interest period in effect for the applicable borrowing, in each case, plus an applicable margin based on a grid ranging from 1.00% to 1.50% for ABR borrowings and 2.00% to 2.50% for Term SOFR borrowings. The interest rates are subject to two step-ups of 0.25% based on the total net leverage ratio of DHH and its restricted subsidiaries on a consolidated basis (the “Total Net Leverage Ratio”). In addition, DHH will pay an unused commitment fee of between 0.25% and 0.30% on the undrawn commitments under the Revolving Credit Facility, also depending on the Total Net Leverage Ratio.

Under the DHH Credit Agreement, DHH (and in certain circumstances, Holdings) and its restricted subsidiaries are subject to customary affirmative, negative and financial covenants, and events of default for facilities of this type (with customary grace periods, as applicable, and lender remedies).

The foregoing description of the DHH Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the DHH Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1

Amendment No. 2, dated as of January 16, 2025, to Credit Agreement, dated September 17, 2021, by and among Definitive Healthcare Holdings, LLC, AIDH Buyer, LLC, the other loan guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, the lenders party thereto and the issuing banks from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEFINITIVE HEALTHCARE CORP.

By:	/s/ Richard Booth
Name:	Richard Booth
Title:	Chief Financial Officer

Date: January 16, 2025